SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): May 5, 1999

      Colmena Corp. (Exact name of registrant as specified in its charter)

             Delaware (State or other jurisdiction of incorporation)

                        0-27842 (Commission File Number)

                  54-1778587 (IRS Employer Identification No.)

     3896 North Federal Highway, Lighthouse Point, Florida 33064 (Address of
                               principal executive
                               offices) (Zip Code)

       Registrant's telephone number, including area code: (954) 941-2280

                25100 Detroit Road, Westlake, Ohio 44145 (former
                      address as changed since last report)

Item 1.     Change in Control of Registrant

A.  New Officers and Directors of Registrant and Subsidiary

     On May 4, 1999, Richard C. Peplin, Jr. resigned from all offices and directorships held in the Registrant and its sole remaining subsidiary, Tech-Tel Communications, Inc.

     The resignation did not involve any disagreements with any corporate officers or directors, but rather, was based solely on personal reasons involving former subsidiaries of the Registrant now personally owned by Mr. Peplin.

     Mr. Peplin has been replaced as the Registrant's President by Anthony Q. Joffe and as the President and Director of Tech-Tel, by Ms. Arlene Powers.

B. Biographies of New Directors and Officers

Anthony Q. Joffe, Director and President of the Registrant

     Anthony Q. Joffe, age 56, holds a degree in Aeronautical Engineering Management from Boston University, Boston, Massachusetts. Subsequent to his graduation, Mr. Joffe was employed as the Quality Control Manager for Cognitronics Corporation, a computer manufacturer, where he was responsible for overseeing the U.S. Air Force compliance testing program as well as normal day-to-day management. In 1967, Mr. Joffe was employed by General Electric as a production engineer in the insulating materials field. In 1970, Mr. Joffe was employed by King's Electronics, a RF coaxial connector manufacturer, where he was responsible for major accounts and guided the field sales force. In 1973, Mr. Joffe was one of the founders and Vice-President of J.S. Love Associates, Inc., a commodity brokerage house no longer in operation (then headquartered in New York City). In 1976, Mr. Joffe formed and served as President and Chief Operating Officer of London Futures, Ltd., a commodity broker with 275 employees in nine offices. London Futures, Ltd. was closed in 1979 and Mr. Joffe moved to Florida. From 1979 until 1986, Mr. Joffe was Vice President of Gramco Holdings, Inc. (and its predecessor companies), a firm which owned and operated a variety of companies. These companies included five cemeteries and funeral homes in Broward County, Florida, a 33 acre marina, a general contracting company, a boat title insurance underwriting firm, three restaurants, a real estate brokerage company, a mortgage brokerage company and a leasing company. His responsibilities involved supervision of the day-to-day operations and new business development. From 1986 to 1991, Mr. Joffe served as consultant and/or principal to a variety of small businesses in the South Florida area. In 1989 Mr. Joffe became President of Windy City Capital Corp., a small publicly traded, reporting company that was originally formed as a "blind pool" for the express purpose of finding an acquisition candidate. Eventually, a reverse merger was consummated with a computer software company from Pennsylvania. Mr. Joffe then took the position of President of Rare Earth Metals, Inc. (and its predecessor companies), a small publicly traded company which purchased Spinecare, Inc., a medical clinic in New York. Spinecare changed its name to Americare Health Group and changed its state of domicile to Delaware. Since March of 1993, Mr. Joffe has performed consulting services for First Commodities, Inc., an Atlanta based commodities firm, and has been involved in fund raising for the Multiple Sclerosis Foundation. He also assisted Digital Interactive Associates and IVDS Partnership with financial affairs in conjunction with their successful bid to the Federal Communications Commission for licenses in the cities of Atlanta, Georgia, Minneapolis/St. Paul, Minnesota, and Kansas City, Missouri. Mr. Joffe served as the interim president of Madison Sports & Entertainment Group, Inc., a publicly held Utah corporation then headquartered in Fort Lauderdale, Florida, from September 1, 1994, until February 16, 1994, at which time he became its vice president and vice chairman, chief operating officer, treasurer and chief financial officer until he resigned in 1996. Since 1996, he has founded a boat financing company and joined NorthStar Capital ("NorthStar") as Managing Director. NorthStar is an investment banking firm with offices in Stamford, Connecticut and Boca Raton, Florida which specializes in assisting small to mid size private and publicly traded companies with business and financial planning; acquisition and divestiture; financial public relations and market position advice; and, treasury services. Mr. Joffe has, since November of 1998, served as a member of the Board of Directors of Equity Growth Systems, Inc., a publicly held Delaware corporation.

Arlene Powers, Sole Director and President of Tech-Tel Communications, Inc.

Arlene Powers is the Sole Director and President of TechTel Communications, Inc. Ms. Powers is responsible for all the day-to-day operations of the Company. Ms. Powers, was international sales coordinator for Parma International, Inc., from 1982 to 1987. Parma International is a remote control race car manufacturing company, headquartered in North Royalton, Ohio. Ms. Powers was responsible for the sale and export of remote control race cars and accessories to countries including Asia, South Africa and England. Ms. Powers joined Norstan Communications, Inc., from 1987 to 1992 as a marketing specialist. Norstan, Inc., a leader in the sales and service of telecommunications products, is located in Brecksville, Ohio. Ms. Powers was responsible for the creation of marketing materials and the execution of the awards program for the President's Club. From 1992 to 1995, Ms. Powers and two associates formed Aftco Link Systems, a record 4250 billing company. Aftco Link Systems billed patients for televison and telephone service, directly on their home telephone bill, alleviating the need for non-medical personnel to collect for these services in the hospital. From 1994 to 1995, Ms. Powers was hired away by Telecable Inc., a Ft. Lauderdale, Florida telecommunications and cable television company that provided service primarily to the hospitality industry. Ms. Powers served as an analyst until the company closed in 1995. In 1995, Ms. Powers was immediately hired by Viatech Communications, Inc. as their regulatory and advertising manager. In 1997 the owners of Viatech Communications formed RCP Communications, a former subsidiary of Colmena Corp., Ms. Powers took on the responsibilities of regulatory manager. Then in 1998, she took over the duties of regulatory manager for Tech Tel Communications, where she has now become President and sole member of the Board of Directors.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 COLMENA CORP.,
                             A Delaware corporation
                                  (Registrant)

Date: May 14, 1999


                     By: /s/ Anthony Q. Joffe
                         --------------------------------
                         /s/ Anthony Q. Joffe, President